EXHIBIT 10.66

CASH-SETTLED RESTRICTED STOCK EQUIVALENT AGREEMENT
FOR NON-U.S. PARTICIPANTS

Ashland Inc.

2021 Omnibus Incentive Compensation Plan

Participant:	#ParticipantName#
Restricted Stock Units (“RSEs”) Granted:	#QuantityGranted#
Grant Date:	#GrantDate#
Vesting Date:	#CliffVest#
Signature Required By:	#Acceptance Deadline#

1.
Grant. Ashland Inc. (“Ashland”) hereby grants to the above-named individual (the “Participant”) #QuantityGranted# RSEs (the “Award”) pursuant to and subject to the terms of the Ashland Inc. 2021 Omnibus Incentive Compensation Plan (the “Plan”) and this Cash-Settled Restricted Stock Equivalent Agreement for Non-U.S. Participants (“Agreement”) in order to provide the Participant with an additional incentive to continue his or her service to and in the best interests of Ashland and its Affiliates. Capitalized terms used but not defined in this Agreement shall have the meanings given such terms in the Plan.
2.
RSEs. Each RSE represents a contingent right of the Participant to receive a cash payment in Participant’s local currency (based upon the exchange rate used by Ashland, or Ashland’s stock administrator, on the date of the transaction) equal to the Fair Market Value of one (1) Share (the “Per RSE Value”) on the Vesting Date set forth above (such date, the “Vesting Date”). The number of RSEs granted hereunder has been determined by dividing the total dollar value intended to be delivered to the Participant under this Award by the Fair Market Value of one (1) Share of Ashland on the Grant Date, rounded down to the nearest whole number.
3.
Vesting. The RSEs shall vest as of the Vesting Date, subject to the Participant’s continuous service as an officer, employee or consultant of Ashland or any of its Affiliates (“Continuous Service”) through such Vesting Date, except as otherwise provided in this Agreement.
4.
Forfeiture. Except as otherwise provided in this Agreement or as otherwise determined by the Committee (but subject to Section 6(i) of the Plan), if Participant’s Continuous Service ends for any reason prior to the Vesting Date, all RSEs granted hereunder shall be forfeited. Notwithstanding the foregoing (but subject to Section 6(i) of the Plan), the Committee may, in its sole discretion, provide for accelerated vesting of the Award or any portion thereof at any time and for any reason.

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5.
Retirement. If the Participant’s Continuous Service ends due to Retirement after the fiscal year that includes the Grant Date set forth above, then all unvested RSEs under this Agreement shall be immediately accelerated and vest in full as of the date of such Retirement. If the Participant’s Retirement occurs before the end of the fiscal year that includes the Grant Date set forth above, all unvested RSEs granted hereunder shall be forfeited. For purposes of this Agreement, “Retirement” shall mean a termination of Participant’s employment for any reason other than death, Disability, or Cause (as defined below), that is a ”separation from service” within the meaning of Section 409A of the Code, after attaining age 55 and having at least ten (10) years of credited service, or after attaining age 60 and having at least five (5) years of credited service.
6.
Death or Disability. If the Participant’s Continuous Service ends due to death or Disability, all unvested RSEs under this Award will be immediately accelerated and will vest into Shares as of date of such termination due to death or Disability within thirty (30) days of the Vesting Date.
7.
Termination without Cause. If the Participant is otherwise terminated by Ashland or any of its Affiliates for any reason other than death, Disability, or Cause prior to the earlier of the Vesting Date or Retirement, then the Participant shall continue to be permitted to vest, in accordance with the terms of this Agreement, with each remaining unvested tranche of RSEs pro-rated (with such proration being based on the number of days from the Grant Date through the date of such termination divided by the total number of days between the Grant Date and the Vesting Date applicable to such tranche). The number of Shares corresponding to the pro-rated number of RSEs, if any, shall be delivered to and in the name of the Participant in the form of the corresponding number of Shares within thirty (30) days of such Termination Date.

For purposes of this Agreement only, the term “Cause” shall mean (i) if the Participant has an employment agreement with the Company in which the term “Cause” is defined, the meaning which is provided for such term in such agreement, or (ii) otherwise, (x) the willful and continued failure of the Participant to substantially perform his or her duties with the Company (other than such failure resulting from the such individual’s incapacity due to physical or mental illness, death, or disability), (y) any act by the Participant that would constitute a felony under the laws of the United States (or an act that would be treated substantially similarly to a felony under the laws of a jurisdiction other than the United States), or (z) any act or omission by such individual which reasonably constitutes dishonesty, disloyalty, fraud, deceit, gross negligence, willful misconduct or recklessness during the course of his or her duties, including, but not limited to the willful violation of the Company’s by-laws, Global Code of Conduct, or other policies and procedures of the Company’s governing the Participant’s conduct.

8.
Time of Payment and Taxation. Based upon the attainment of the Performance Goals outlined in the Appendix, the Award will be paid to the Participant in Shares within (30) days following the Vesting Date for the Award at the end of the Performance Period based upon actual achievement of the Performance Goals as provided herein, subject to tax deductions and withholding as set forth in Section 9(d) of the Plan.
9.
No Stockholder Rights. Unless and until such time as Shares are delivered in settlement of earned Units, Participant shall have no ownership of the Shares associated with any Units granted under this Award or to cast any vote with respect to such Shares.

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10.
Dividend Equivalents. While this Award is outstanding, on each date that cash dividends are paid by Ashland to holders of Shares, Ashland will increase the number of target Units granted hereunder by (1) the product of the target number of Units then held by the Participant as of the date of record for such dividend (inclusive of Units that have been added to such target number of Units pursuant to this Section 10) multiplied by the per Share cash dividend amount, divided by (2) the Fair Market Value of the Shares on the date of record for such dividend. Such additional Units issued in respect of cash dividends on the Shares will be subject to all the terms and conditions of this Award, this Agreement and the Plan and to the same vesting conditions and restrictions as the Units to which such additional Units relate.
11.
Fractional Units. Notwithstanding any other provision of this Agreement or the Plan to the contrary, in the event the Participant is credited with any fractional Units as a result of the grant of any dividend equivalents under Section 10 of this Agreement prior to the Vesting Date, such fractional Units shall be rounded up to the nearest whole Unit and shall otherwise vest in accordance with the terms of this Agreement
12.
Change of Control. The Award shall be treated in accordance with Section 8 of the Plan in the event of a Change of Control prior to the Vesting Date.
13.
Compensation Recovery. Notwithstanding anything in the Plan, this Agreement or any other agreement or declaration, Ashland will be entitled, to the extent permitted or required by applicable law, rule or regulation, Ashland policy and/or the requirements of an exchange on which Ashland securities are listed for trading, in each case, as in effect from time to time, to cancel this Award and/or to require the reimbursement or return of, recoup or otherwise recover equity or other compensation of whatever kind paid or delivered by Ashland or any of its Affiliates at any time to Participant under the Plan, as well as any profits or gains realized thereon. The provisions in this paragraph apply whether any such law, rule, regulation, Ashland policy and/or exchange listing requirement is in existence or applies as of the Grant Date or Vesting Date or is later adopted, modified or becomes applicable. By accepting this Award, Participant agrees to the provisions of this paragraph, agrees to comply with any Ashland request or demand for such recoupment, other recovery or cancellation/forfeiture, and agrees to be bound by any such applicable compensation recovery law, rule, regulation, exchange listing requirement and/or policy adopted in the discretion of Ashland (including, without limitation, policies to comply with applicable laws, rules, regulations and/or exchange listing requirements and any other policies). The provisions in this paragraph are not exclusive and are in addition to every other right or remedy at law or in equity that may be available to Ashland, including under the Plan and any other plan or agreements with Participant.
14.
Non-transferability. The Participant may not sell, transfer, pledge, assign, attach or otherwise alienate or hypothecate the RSEs or any rights under this Agreement other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Participant only by him or her. The terms of this Agreement and Award shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.
15.
No Right to Employment. Nothing contained in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employment of, or remain in the service of, Ashland or any of its Affiliates.

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16.
Data Privacy. Information about the Participant and the Participant’s participation in the Plan may be collected, recorded and held, used and disclosed by and among Ashland, its Affiliates and any third-party Plan administrators as necessary for the purpose of managing and administering the Plan. The Participant understands that such processing of this information may need to be carried out by Ashland, its Affiliates and by third-party administrators whether such persons are located within the Participant’s country or elsewhere, including the United States of America. By accepting this Award, the Participant consents to the processing of information relating to the Participant and the Participant’s participation in the Plan in any one or more of the ways referred to above.
17.
Electronic Delivery and Participation. Ashland and any Affiliate may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by Ashland, any Affiliate or a third party designated by Ashland.
18.
Restrictive Covenants. In consideration of this Award, and to the extent permitted by applicable law, the Participant agrees that during the Participant’s employment and the twelve (12) month period following the Participant’s termination of employment with Ashland or its Affiliates for any reason (the “Covenant Period”), without the written consent of Ashland, the Participant will not:
(a)
engage directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee or otherwise in any business or activity competitive with the business conducted by Ashland or any of its Affiliates; or
(b)
perform any act or engage in any activity that is detrimental to the best interests of Ashland or any of its Affiliates, including, without limitation:
i.
solicit or encourage any existing employee, director, contractor, consultant, customer or supplier of Ashland or any of its Affiliates to terminate his, her or its relationship with Ashland or any of its Affiliates for any reason;
ii.
hire (directly or through another person), any person (whether or not solicited) who was an employee of the Company or any of its Affiliates at any time within the one year period immediately preceding the Participant’s termination from employment; or
iii.
disclose proprietary or confidential information of Ashland or any of its Affiliates to third parties or use any such proprietary or confidential information for the benefit of anyone other than Ashland and any of its Affiliates;

provided, however, that this Agreement shall not prohibit the Participant in any way from (1) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with the United States Securities and Exchange Commission (the “SEC”); (2) providing proprietary or confidential information to the SEC, or providing the SEC with information that would otherwise violate clause (ii) above, to the extent permitted by Section

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21F of the Securities Exchange Act of 1934; (3)cooperating, participating or assisting in an SEC investigation or proceeding without notifying Ashland; or (4) receiving a monetary award as set forth in Section 21F of the Securities Exchange Act of 1934. Furthermore, the Participant is advised that the Participant shall not be held criminally or civilly liable under any U.S. Federal or state trade secret law for the disclosure of any proprietary or confidential information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. Section 1833(b)) applies that is made (A) in confidence to a U.S. Federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal. The Participant understands that if he or she makes a disclosure of proprietary or confidential information that is covered above, he or she is not required to inform Ashland, in advance or otherwise, that such disclosure(s) has been made. The restrictions in this paragraph are referred to herein as the “Participant Covenants”.

Notwithstanding any other provision of the Plan or this Agreement to the contrary, but subject to any applicable laws to the contrary, the Participant agrees that in the event the Participant fails to comply or otherwise breaches any of the Participant Covenants either during the Participant’s employment with Ashland or any of its Affiliates or within the Covenant Period for any reason Ashland may (x) cancel this Award; (y) eliminate or reduce the amount of any compensation, benefit, or payment otherwise payable by Ashland or any of its Affiliates (either directly or under any employee benefit or compensation plan, agreement, or arrangement), except to the extent such compensation, benefit or payment constitutes deferred compensation under Section 409A of the U.S. Internal Revenue Code (the “Code”) and such elimination or reduction would trigger a tax or penalty under Section 409A of the Code, to or on behalf of the Participant in an amount up to the total amount paid (or the closing stock price of Shares on the payment date multiplied by the number of Shares awarded) or payable to the Participant under this Agreement; and/or (z) require the Participant to pay Ashland an amount up to the total amount paid (or the closing stock price of Shares on the payment date multiplied by the number of Shares awarded) to the Participant under this Agreement; in each case together with the amount of Ashland’s court costs, attorney fees, and other costs and expenses incurred in connection therewith; provided that the actions described in clauses (x), (y) and (z) shall not be taken with respect to the Award at any time following the third anniversary of the vesting of the Award (or the applicable portion thereof). To the extent a longer Covenant Period is specified in another agreement between the Participant and Ashland or its Affiliates, the provisions of this Section 18 shall be extended to apply to such longer period.

19.
Acceptance. This Award of RSEs is subject to and expressly conditioned upon the Participant’s online acceptance of the terms and conditions of the Plan, this Agreement, and the Award through the Fidelity website. The right to the RSEs shall expire if not accepted by #AcceptanceDeadline#.

By accepting the terms and conditions of this Agreement, the Participant acknowledges has access to or the ability to request a copy of the Plan, Prospectus, and Ashland’s most recent Annual Report and Proxy Statement from Ashland’s intranet or your Fidelity account, the SEC’s EDGAR filing website, or by contacting Ashland’s Human Resources Department. The terms and provisions of the Plan are incorporated herein by reference. The Participant hereby accepts this Award on the terms and conditions set forth herein and, in the Plan, and acknowledges that he or she has had the opportunity to obtain independent legal advice at his or her expense prior to accepting this Award.

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IN WITNESS WHEREOF, Ashland Inc. has caused this instrument to be executed and delivered effective as of the Grant Date set forth above.

Ashland Inc.

Eileen Drury

Senior Vice President and

Chief Human Resources Officer

By: #Signature#

Name: #ParticipantName#

Date: #AcceptanceDate#

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ashland inc.

2021 omnibus incentive compensation plan

ADDENDUM TO CASH-SETTLED RESTRICTED STOCK EQUIVALENT

AWARD AGREEMENT FOR NON-U.S. PARTICIPANTS

In addition to the provisions of the Plan and the Agreement, the RSEs are subject to the following additional terms and conditions as set forth in this Addendum to the extent the Participant resides and/or is employed in one of the countries addressed herein. All capitalized terms used, but undefined, in this Addendum shall have the same meaning as set forth in the Plan and the Agreement. To the extent the Participant transfers residence and/or employment to another country, the special terms and conditions for such country as reflected in this Addendum (if any) will apply to the Participant to the extent Ashland determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the RSEs and the Plan (or Ashland may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).

EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC UNION (“EEA”) / SWITZERLAND / THE UNITED KINGDOM

1.
Data Privacy. See Section 12 above

AUSTRALIA

1. Securities Law Notice. The grant of RSEs is intended to comply with the provisions of the Corporations Act 2001, Australian Securities and Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order 14/1000. Additional details are set forth in the offer document for the grant of RSEs to Australian residents, distributed to the Participant with the Plan documentation.

2. RSEs Conditioned on Satisfaction of Regulatory Obligations. If the Participant is (a) a director of an affiliate or subsidiary incorporated in Australia, or (b) a person who is a management-level executive of an affiliate or subsidiary incorporated in Australia and who also is a director of an affiliate or subsidiary incorporated outside of the Australia, the grant of the RSEs is conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) and the Corporations Amendment (Improving Accountability on Termination Payments) Act in Australia.

3. Tax Information. The Plan is a program to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).

BRAZIL

1. Commercial Relationship. The Participant expressly acknowledges and agrees that the Participant’s participation in the Plan and Ashland’s grant of the RSEs does not constitute an employment relationship between the Participant and Ashland. The Participant has been granted the RSEs as a consequence of the commercial relationship between Ashland and such Affiliate of Ashland that employs Participant (the “Employer”), and the Employer is the Participant’s sole employer. Based on the

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foregoing, the Participant expressly recognizes that (a) the Plan and the benefits the Participant may derive from participation in the Plan do not establish any rights between the Participant and the Employer, (b) the Plan and the benefits the Participant may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by the Employer, and (c) any modifications or amendments of the Plan by Ashland, or a termination of the Plan by Ashland, shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Employer.

2. Extraordinary Item of Compensation. The Participant expressly acknowledges and agrees that the Participant’s participation in the Plan is a result of the discretionary and unilateral decision of Ashland, as well as the Participant’s free and voluntary decision to participate in the Plan in accord with the terms and conditions of the Plan, the Agreement and this Addendum. As such, the Participant acknowledges and agrees that Ashland may, in its sole discretion, amend and/or discontinue the Participant’s participation in the Plan at any time and without any liability. The value of the RSEs is an extraordinary item of compensation outside the scope of the Participant’s employment contract, if any. The RSEs are not part of the Participant’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar mandatory payments, which are the exclusive obligations of the Employer.

FRANCE

1. Use of English Language. By accepting the Award, the Participant acknowledges and agrees that it is the Participant’s wish that the Agreement, this Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, either directly or indirectly, be drawn up in English.

Utilisation de l’anglais. En acceptant l'Attribution, le Participant reconnaît et accepte avoir expressément souhaité la rédaction en anglais du Contrat, de la présente Annexe, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, en vertu de l'Attribution.

INDIA

1. Labor Law Acknowledgement. The RSEs and any amount paid pursuant to the Award received under the Plan, and the income and value of same, are extraordinary items that are not part of your annual gross salary.

ITALY

1. Plan Document Acknowledgment. In accepting the RSEs, the Participant acknowledges that he or she received a copy of the Plan and the Agreement and reviewed the Plan and the Agreement, including this Addendum, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Addendum.

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More specifically, the Participant acknowledges that he or she has read and specifically and expressly approves the following provisions of the Agreement: Section 1 (Grant); Section 3 (Vesting); Section 9 (Responsibility for Taxes); Section 10 (Acknowledgment and Waiver); Section 11 (Data Privacy); Section 16(a) (Governing Law; Venue); Section 16(e) (Electronic Delivery and Participation); Section 16(f) (Language); and Section 16(m) (Addendum to Agreement).

MEXICO

1. Labor Law Policy and Acknowledgment. The Participant expressly recognizes that participation in the Plan and Ashland's grant of the RSEs does not constitute an employment relationship between the Participant and Ashland. The Participant has been granted the RSEs as a consequence of the commercial relationship between Ashland and such Affiliate of Ashland that employs Participant in Mexico (the “Employer”), and the Employer in Mexico is the Participant’s sole employer. Based on the foregoing, the Participant expressly recognizes that (a) the Plan and the benefits derived from participation in the Plan do not establish any rights between the Participant and the Employer, (b) the Plan and the benefits derived from participation in the Plan are not part of the employment conditions and/or benefits provided by the Employer in Mexico, and (c) any modifications or amendments of the Plan by Ashland, or a termination of the Plan by Ashland, shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Employer in Mexico.

2. Extraordinary Item of Compensation. The Participant expressly recognizes and acknowledges that participation in the Plan is a result of the discretionary and unilateral decision of Ashland, as well as the Participant’s free and voluntary decision to participate in the Plan in accord with the terms and conditions of the Plan, the Agreement and this Addendum. As such, the Participant acknowledges and agrees that Ashland may, in its sole discretion, amend and/or discontinue the Participant’s participation in the Plan at any time and without any liability. The value of the RSEs is an extraordinary item of compensation outside the scope of the employment contract, if any. The RSEs are not a part of the Participant’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar mandatory payments, which are the exclusive obligations of the Employer.

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NETHERLANDS

1. Waiver of Termination Rights. As a condition to the grant of the RSEs, the Participant hereby waives any and all rights to compensation or damages as a result of a termination of employment for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) the Participant ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

SPAIN

1. Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. By accepting the RSEs, the Participant consents to participation in the Plan and acknowledges receipt of a copy of the Plan. The Participant understands that Ashland has unilaterally, gratuitously and in its sole discretion granted the RSEs under the Plan to individuals who may be employees of Ashland or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind Ashland or any of its Affiliates on an ongoing basis. Consequently, the Participant understands that the RSEs are granted on the assumption and condition that the RSEs and the cash payment in settlement of the RSEs shall not become a part of any employment contract (either with Ashland or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that this grant would not be made to the Participant but for the assumptions and conditions referenced above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason the RSEs shall be null and void.

The Participant understands and agrees that, as a condition of the RSEs, unless otherwise provided in the Agreement, any unvested RSEs as of the date the Participant ceases employment will be forfeited without further entitlement or any amount of indemnification in the event of termination of employment. The Participant acknowledges that the Participant has read and specifically accepts the terms and conditions referred to in the Agreement regarding the impact of a termination of employment on the RSEs.

2. Termination for Cause. Notwithstanding anything to the contrary in the Plan or the Agreement, “Cause” shall be defined as set forth in the Agreement, regardless of whether the termination is considered a fair termination (i.e., “despido procedente”) under Spanish legislation.

SWITZERLAND

1. Securities Law Acknowledgment. Neither the Agreement, the Addendum nor any other materials relating to the RSEs (a) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (b) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of Ashland and its Affiliates or (c) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).

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UNITED KINGDOM

1. Responsibility for Taxes. The following supplements Section 4 of the Agreement:

Without limitation to Section 4 of the Agreement, the Participant agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by Ashland, such Affiliate of Ashland that employs Participant (the “Employer”) or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified Ashland and the Employer against any taxes that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.

Notwithstanding the foregoing, if the Participant is an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), the Participant understands that the terms of the immediately foregoing provision will not apply. In the event that the Participant is a director or an executive officer and income tax due is not collected from or paid by the Participant within 90 days after the end of the U.K. tax year in which the event giving rise to the income tax occurs (or such other period specified in U.K. law), the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and National Insurance Contributions (“NICs”) may be payable. The Participant acknowledges that, ultimately, the Participant is responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying Ashland or the Employer (as applicable) the amount of any employee NICs due on this additional benefit. The Participant further acknowledges that Ashland or the Employer (as applicable) may recover such amounts from the Participant by any of the means referred to in Section 4 of the Agreement.

2. Exclusion of Claim. The Participant acknowledges and agrees that the Participant shall have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant’s ceasing to have rights under or to be entitled to vest in the RSEs, whether or not as a result of such termination (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the RSEs. Upon the grant of the RSEs, the Participant shall be deemed irrevocably to have waived any such entitlement.

.

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[End of Addendum]

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